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[Gardere Wynne Sewell LLP Letterhead]

EXHIBIT 5.4

Direct: 713-276-5769
Direct Fax: 713-276-6769
mrogers@gardere.com

July 8, 2002

Regal Cinemas Corporation
7132 Regal Lane
Knoxville, TN 37918

Hogan & Hartson L.L.P.
One Tabor Center, Suite 1500
1200 Seventeenth Street
Denver, CO 80202-5840

Ladies and Gentlemen:

        We have acted as special counsel in the State of Texas to A3 Theatres of San Antonio, Ltd., a Texas limited partnership (the "Guarantor"). The opinions expressed herein are rendered in connection with the Registration Statement on Form S-4, as amended (the "Registration Statement"), filed by Regal Cinemas Corporation (the "Company") with the Securities and Exchange Commission related to the proposed public offering of up to $350,000,000 of the Company's Series B 9 3/8% Senior Subordinated Notes due 2012 (the "Exchange Notes") and the related issuance by the Guarantor of a guarantee (the "Guarantee") of the Company's obligations under the Exchange Notes.

        As special counsel to Guarantor and in rendering the opinions expressed herein, we have examined originals or copies, certified or otherwise authenticated to our satisfaction, of the following:

        1.    An executed copy of the Indenture dated January 29, 2002 (the "Original Indenture"), by and among the Company, the Guarantors party thereto, and U.S. Bank National Association, as Trustee (the "Trustee"), including the form of Exchange Note to be issued pursuant thereto, filed as Exhibit 4.1 to the Registration Statement.

        2.    An executed copy of the First Supplemental Indenture dated April 17, 2002, by and among the Company, the Guarantors party thereto, and the Trustee, filed as Exhibit 4.2 to the Registration Statement (the "First Supplemental Indenture").

        3.    An executed copy of the Second Supplemental Indenture dated April 17, 2002 by and among the Company, Edwards Theatres, Inc., Florence Theatre Corporation, Morgan Edwards Theatre Corporation, United Cinema Corporation, and the Trustee, filed as Exhibit 4.3 to the Registration Statement (the "Second Supplemental Indenture" and together with the First Supplemental Indenture, the "Supplemental Indentures"). The Original Indenture as amended by the Supplemental Indentures is referred to herein as the "Indenture."

        We have also examined originals or copies, certified or otherwise authenticated to our satisfaction of the Second Amended and Restated Agreement of Limited Partnership, as amended, and the Certificate of Limited Partnership of the Guarantor, as amended (collectively, the "Governing Instruments") and the resolutions of the general partner of the Guarantor authorizing the execution, delivery and performance of the Indenture and the Guarantee by the Guarantor. In addition, we have examined such other documents and other items as we have deemed necessary for the purpose of rendering the opinions expressed herein. In our examination, we have assumed the genuineness of all signatures, the legal capacity or competency of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as conformed or reproduction copies, and the authenticity of the originals of such conformed or reproduction copies.

        As to various facts material to the opinions expressed herein, we have relied upon statements, representations, and certificates of public officials and of the officers of the general partner of the Guarantor, including an incumbency certificate of the general partner of the Guarantor, and upon the representations and warranties of the Company and the Guarantor set forth in the Indenture and the Registration Statement. We have not made any investigation as to the accuracy or completeness of the information obtained thereby.

        Based upon the foregoing, and subject to the exceptions, limitations, qualifications and additional assumptions hereinafter stated, we are of the following opinions that:

        1.    The Guarantor is a limited partnership, validly existing and in good standing under the laws of Texas and has all requisite partnership power and authority to execute and deliver the Guarantee and the Indenture and to perform its obligations thereunder.

        2.    The Indenture has been duly authorized by all necessary partnership action by or on the part of Guarantor and has been duly executed by the Guarantor.

        3.    Assuming the due execution, authentication, issuance and delivery of the Exchange Notes as provided in the Indenture, the execution, issuance and delivery of the Guarantee of the Guarantor to be endorsed on the Exchange Notes has been duly authorized by all necessary partnership action on the part of the Guarantor.

        The opinions expressed herein are subject to the following exceptions, limitations, qualifications and additional assumptions:

  A. The opinions expressed herein are limited to the laws, rules and regulations of the State of Texas. We assume no responsibility as to applicability or the effect of any other laws, rules or regulations. No opinion is expressed herein with respect to any laws, rules or regulations of any county, city, or other political subdivision of the State of Texas. No opinion is expressed as to any matter that may be governed by the laws of any other jurisdiction.

  B. The opinions expressed herein are limited to the matters specifically addressed, and no opinion is implied or may be inferred beyond the matters so specifically addressed.

  C. We express no opinion as to the enforceability or binding effect of any provision of the Guarantee or the Indenture.

  D. The opinions expressed herein are rendered as of the date of this opinion letter, and we undertake no obligation to advise you of, or to supplement any of such opinions because of, any changes or developments in fact or law that may hereafter come to our attention.

  E. We have represented the Guarantor only with respect to the preparation and delivery of this opinion letter, and there are legal matters concerning the Guarantor of which we have no knowledge. We note that various matters concerning the Guarantee or the Indenture, or both, are addressed in the opinion of Hogan & Hartson L.L.P. and in the opinions of other counsel being separately provided to the Company, and we express no opinion with respect to these matters.

        The opinions expressed herein are for the Company's benefit in connection with the Registration Statement, and for the benefit of Hogan & Hartson L.L.P. in connection with the opinion letter it will furnish to the Company so that it may fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement. We hereby consent to the filing of this opinion letter as Exhibit 5.4 to the Registration Statement in connection with the filing of the opinion letter of Hogan & Hartson L.L.P. as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" with the meaning of the Securities Act of 1933, as amended.

Very truly yours,
GARDERE WYNNE SEWELL LLP
By:	/s/ MICHAEL F. ROGERS Michael F. Rogers, Partner

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  EXHIBIT 5.4